EXHIBIT 2.2

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of April 14, 2019, by and between Waste Management, Inc., a Delaware corporation (“Parent”), and the person whose name appears on the signature pages hereto (the “Stockholder”).

RECITALS

A.                                    Concurrently with the execution and delivery of this Agreement, Parent, Everglades Merger Sub Inc., a Delaware corporation and indirect subsidiary of Parent (“Merger Sub”), and Advanced Disposal Services, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).

B.                                    As an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, the Stockholder agrees to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that the Stockholder owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record as of the date hereof, and any additional shares of Common Stock that such Stockholder may acquire beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date hereof (collectively, the “Covered Shares”).

C.                                    As of the date hereof, the Stockholder is the beneficial or legal owner of record, and has sole voting power over, 16,572,106 of shares of Common Stock.

D.                                    The Stockholder is party to (i) that certain Stockholders Agreement, dated as of October 12, 2016, by and among the Company, the Stockholder and the other parties thereto (the “Stockholders Agreement”), (ii) that certain Registration Rights Agreement, dated as of October 12, 2016, by and among the Company and certain shareholders of the Company (the “Registration Rights Agreement”) and (iii) that certain Subscription Agreement by and between Star Atlantic Waste Holdings II, L.P. and the Stockholder dated as of August 3, 2016 (the “Subscription Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                      Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2.                                      Agreement to Not Transfer the Covered Shares.

2.1                               No Transfer of Covered Shares.  Until the Expiration Time, the Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Parent (to be granted or withheld in Parent’s sole discretion); provided, however, that nothing herein shall prohibit (i) a Transfer to an Affiliate of the Stockholder, but only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement, and (ii) from and after the date of the Stockholders Meeting at which the Company Requisite Vote is obtained, the Stockholder and its Affiliates shall be permitted to engage in Transfers to the extent incident to or resulting from the pledging of the Covered Shares as collateral as part of the ordinary course financing activity of the Stockholder and its Affiliates.  Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2                               Update of Beneficial Ownership Information.  Promptly following the written request of Parent, or upon the Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Common Stock after the date hereof, the Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its Affiliates and indicating the capacity in which such Covered Shares are owned.  The Stockholder agrees to cause any of its Affiliates that acquires beneficial ownership of any shares of Common Stock on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been beneficially acquired by the Stockholder.

3.                                      Agreement to Vote the Covered Shares.

3.1                               Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, the Stockholder shall vote (including via proxy) the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered Shares):

(a)                                 unless the Company Board has made a Change of Recommendation that has not been rescinded or otherwise withdrawn, in favor of the adoption of the Merger Agreement; and

(b)                                 unless the Company Board has made a Change of Recommendation that has not been rescinded or otherwise withdrawn, against (A) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis, (B) any Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (C) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2                               Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3                               Except as explicitly set forth in this Section 3, nothing in this Agreement shall limit the right of the Stockholder to vote (or cause to be voted), including by proxy, if applicable, in favor of, or against or to abstain with respect to, any other matters presented to the stockholders of the Company.  Without limiting the foregoing, nothing herein shall limit the Stockholder’s ability to vote for directors of the Company.

4.                                      Waiver of Appraisal Rights.  The Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all Covered Shares owned (beneficially or of record) by such Stockholder.

5.                                      No Solicitation.

5.1                               Until the Expiration Time, the Stockholder shall not, and shall cause its Representatives not to, directly or indirectly, take any of the actions set forth in clauses (i) through (iv) of Section 6.1(a) of the Merger Agreement.  The Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal.  Notwithstanding anything in this Agreement to the contrary, (i) the Stockholder shall not be responsible for the actions of the Company or its Board of Directors (or any committee thereof), any Subsidiary of the Company or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing, including with respect to any matters referred to in Section 6.1 of the Merger Agreement.

5.2                               Notwithstanding the foregoing, solely to the extent the Company is permitted, pursuant to Section 6.1(b) of the Merger Agreement, to have discussions or negotiations with a person making a bona fide Acquisition Proposal, the Stockholder and its Representatives shall be permitted to participate in such discussions or negotiations with such person making such Acquisition Proposal.

6.                                      No Legal Action.  The Stockholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholder (or its performance hereunder) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that the Stockholder has (or may be alleged to have) to the Company or to the other holders of the Common Stock.

7.                                      Capacity.  No Person who is a representative of the Stockholder, who is or becomes during the term hereof a director of the Company, shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director of the Company.  The Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Covered Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by a representative of the Stockholder in such representative’s capacity as a director of the Company. The taking of any actions (or any failures to act) by any representative of the Stockholder in his or her capacity as a director of the Company shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

8.                                      Notice of Certain Events.  The Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of the Stockholder under this Agreement or (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

9.                                      Stockholders, Registration Rights and Subscription Agreements.  The Stockholder, on behalf of itself and its Affiliates, hereby agrees that upon the Effective Time, (i) the Stockholder and its Affiliates shall cease to have any rights under the Stockholders Agreement, the Registration Rights Agreement or the Subscription Agreement, (ii) the Stockholders Agreement, Registration Rights Agreement and Subscription Agreement shall be terminated without any further action of the Stockholder or its Affiliates and (iii) the Stockholder and its Affiliates release the Surviving Corporation and its Affiliates, and the Parent on behalf of itself and its Affiliates (including the Surviving Corporation) release the Stockholder and its Affiliates, from all liabilities or obligations arising under the Stockholders Agreement the Registration Rights Agreement or the Subscription Agreement, it being agreed, for the avoidance of doubt, that the foregoing shall not limit the rights under Section 6.10 of the Merger Agreement of any director nominee appointed pursuant to the Stockholders Agreement.

10.                               Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent that:

10.1                        Due Authority.  The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement.  The Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation.  The execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2                        Ownership of the Covered Shares.  (a) The Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares, free and clear of any and all Liens, other than those created by this Agreement or the agreements referred to in Section 9 hereof and (b) the Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder.  The Stockholder has not entered into any agreement to Transfer any Covered Shares.  As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of the Company) other than the Covered Shares.

10.3                        No Conflict; Consents.

(a)                                 The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

10.4                        Absence of Litigation.  As of the date of this Agreement, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

11.                               Representations and Warranties of Parent.  Parent hereby represents and warrants to the Stockholder that:

11.1                        Due Authority.  Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement.  Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation.  The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

11.2                        No Conflict; Consents.

(a)                                 The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Parent, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

11.3                        Absence of Litigation.  As of the date of this Agreement, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that could reasonably be expected to materially impair or materially adversely affect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

12.                               Miscellaneous.

12.1                        No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares.  All rights, ownership and economic benefits of and relating to the  Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

12.2                        Certain Adjustments.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split,

recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

12.3                        Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

12.4                        Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

12.5                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile (upon confirmation of receipt) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to the Stockholder, to:

Canada Pension Plan Investment Board

One Queen Street East

Suite 2500

Toronto, ON

M5C 2W5

Canada

Attn: Ryan Barry, Managing Director, Legal
Email: rbarry@cppib.com

Canada Pension Plan Investment Board

One Queen Street East

Suite 2500

Toronto, ON

M5C 2W5

Canada

Attn: Sean Cheah, Principal, Relationship Investments, Active Equities
Email:            scheah@cppib.com

with a copy to (which shall not be considered notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Kevin M. Schmidt
Email:            kmschmidt@debevoise.com

(ii)                                  if to Parent, to:

Waste Management, Inc.

1001 Fannin

Houston, Texas 77002

Attn:                    John Morris, Executive Vice President and Chief Operating Officer

E-mail: JMorris@wm.com

with a copy to:

General Counsel

E-mail: gclegal@wm.com

with a copy to (which shall not be considered notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax:                                                                                                                       (212) 455-2502

Attn:                                                                                                                    Alan M. Klein

E-mail:                                                                                                        aklein@stblaw.com

and

Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, Texas 77002
Fax:                                                                                                                       (713) 821-5602

Attn:                                                                                                                    Christopher R. May

E-mail:                                                                                                        cmay@stblaw.com

(iii)                               if to Company, to:

Advanced Disposal Services, Inc.

90 Fort Wade Road, Suite 200

Ponte Vedra Beach, FL 32081

Attn:                                                                                                                    Richard Burke and Michael K. Slattery

E-mail:                                                                                                        Richard.Burke@AdvancedDisposal.com

E-mail:                                                                                                        Michael.Slattery@AdvancedDisposal.com

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

Fax:                       (212) 848-7179
Attn:                    Scott Petepiece and Daniel Litowitz

E-mail:        spetepiece@shearman.com; Daniel.Litowitz@shearman.com

12.6                        Jurisdiction; Waiver of Jury.

(a)                                 Each of the parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) for the purpose of any claim directly or indirectly based upon, arising out of or relating to this Agreement, any of the  transactions contemplated by this Agreement or the actions of Parent or the Stockholder in the negotiation, administration, performance and enforcement hereof and thereof.   Each of the parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) with respect to any matter relating to or arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any such proceeding in any court other than the Delaware state or federal courts within the State of Delaware, as described above.  Each of Parent and the Stockholder irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 12.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(b)                                 EACH OF PARENT AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

12.7                        Documentation and Information.  The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement; provided, that prior to any such publication or disclosure Parent and the Company have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments Parent and the Company will consider in good faith.

12.8                        Further Assurances.  The Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

12.9                        Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

12.10                 Specific Performance.  Each of Parent and the Stockholder agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that Parent and the Stockholder shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 12.6(a) above, this being in addition to any other remedy to which they are entitled at law or in equity.

12.11                 Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings, both written and oral, between the parties with respect to such subject matter.  For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

12.12                 Reliance.  The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

12.13                 Interpretation.  This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same.  Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same.  Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, all references to “dollars” or “$” are to United States dollars.  References to a party or to the parties to this Agreement refers to the Parent and the Stockholder, individually or collectively, as the case may be.

12.14                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.

12.15                 Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

12.16                 Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12.17                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

12.18                 Termination.  This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of (i) the Expiration Time, or (ii) the election of the Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to and in accordance with such Merger Agreement; provided that the provisions of this Article XII shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

WASTE MANAGEMENT, INC.

By:	/s/ John J. Morris Jr.
	Name:	John J. Morris Jr.
	Title:	Executive Vice President and Chief Operating Officer

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Deborah K. Orida
	Name:	Deborah K. Orida
	Title:	Senior Managing Director & Global Head of Active Equities

By:	/s/ Kevin Godwin
	Name:	Kevin Godwin
	Title:	Senior Principal, Relationship Investments, Active Equities

Signature Page to Voting and Support Agreement